Exhibit 10.6

AMENDMENT NUMBER ONE

to the

MASTER REPURCHASE AGREEMENT

dated as of June 27, 2014

by and between

PARLEX 7 FINCO, LLC,

and

METROPOLITAN LIFE INSURANCE COMPANY

This AMENDMENT NUMBER ONE (this “Amendment”) is made as of this 24th day of February, 2015, by and between PARLEX 7 FINCO, LLC (“Seller”) and METROPOLITAN LIFE INSURANCE COMPANY (“Buyer”), to that certain Master Repurchase Agreement, dated as of June 27, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), by and between Seller and Buyer.

WHEREAS, Seller and Buyer have agreed to amend the Repurchase Agreement as more particularly set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendment. Effective as of the Effective Date (as defined below), the Repurchase Agreement is hereby amended as follows:

1.1     The definition of “Facility Amount” in Section 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“Facility Amount” shall mean (i) prior to the Initial Facility Termination Date, $750,000,000 and (ii) at all times after Seller exercises its first Facility Extension Option in accordance with Section 3(e) of this Agreement, the aggregate Maximum Purchase Price for all Purchased Assets as of the Initial Facility Termination Date, (a) as increased by the aggregate Buyer Future Funding Advance Amount with respect to all Purchased Assets as of the Initial Facility Termination Date and (b) as reduced by the Maximum Purchase Price and any related Buyer Future Funding Advance Amount for each Purchased Asset that is repaid in full or repurchased by Seller on any Repurchase Date after the Initial Facility Termination Date.

1.2     The definition of “Initial Facility Termination Date” in Section 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“Initial Facility Termination Date” shall mean February 24, 2016.

1.3     Section 12(s) of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

(s) Seller shall pay to Buyer all fees and other amounts as and when due as set forth in this Agreement, the Fee Letter and the other Transaction Documents, including, without limitation, (i) each Commitment Fee, which shall be due and payable by Seller on the Closing Date and on February 24, 2015, as applicable; (ii) the Extension Fee, which shall be due and payable by Seller on each date the Seller extends the Facility Termination Date and (iii) the Funding Fee, which shall be due and payable by Seller on the related Purchase Date for a Purchased Asset.

SECTION 2. This Amendment shall become effective as of the date (the “Effective Date”) on which each of the following conditions precedent shall have been satisfied:

2.1     Amendment. Buyer and Seller shall have each received counterparts of this Amendment, executed and delivered by a duly authorized officer of each party hereto.

2.2     Commitment Fee. Buyer shall have received from Seller each Commitment Fee due on February 24, 2015.

SECTION 3. Fees and Expenses. Seller agrees to pay to Buyer all fees and out of pocket expenses incurred by Buyer in connection with this Amendment, including all reasonable fees and out of pocket costs and expenses of legal counsel to Buyer incurred in connection with this Amendment, in accordance with Section 30(d) of the Repurchase Agreement.

SECTION 4. Defined Terms. Any terms capitalized but not otherwise defined herein shall have the respective meanings set forth in the Repurchase Agreement.

SECTION 5. Guarantor Ratification. Blackstone Mortgage Trust, Inc., a Maryland corporation (the “Guarantor”) hereby ratifies and confirms that the Guaranty, dated as of June 27, 2014, made by Guarantor in favor of Buyer, continues in full force and effect and unmodified and shall not be released, diminished, impaired, reduced or adversely affected by this Amendment or otherwise, and Guarantor hereby consents, acknowledges and agrees to this Amendment and waives any common law, equitable or statutory rights that it might otherwise have as a result of or in connection with this Amendment.

SECTION 6. Limited Effect. Except as amended hereby, the Repurchase Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment need not be made in the Repurchase Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Repurchase Agreement, any reference in any of such items to the Repurchase Agreement being sufficient to refer to the Repurchase Agreement as amended hereby.

SECTION 7. Representations and Warranties. Seller hereby represents and warrants to Buyer that it is in compliance with all the terms and provisions set forth in the Repurchase Agreement on its part to be observed or performed, and that no Default or Event of Default has occurred or is continuing, and hereby confirms and reaffirms the representations and warranties contained in Section 10 of the Repurchase Agreement. Seller hereby represents and warrants that this Amendment has been duly and validly executed and delivered by it, and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 8. Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law which shall be applicable).

SECTION 9. Counterparts. For the purpose of facilitating the execution of this Amendment, and for other purposes, this Amendment may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.

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IN WITNESS WHEREOF, Seller and Buyer have caused their names to be duly signed to this Amendment by their respective officers thereunto duly authorized, all as of the date first above written.

SELLER: PARLEX 7 FINCO, LLC

By:	/s/ Douglas Armer
Name: Douglas Armer Title: Managing Director, Head of Capital Markets and Treasurer

BUYER: METROPOLITAN LIFE INSURANCE COMPANY

By:	/s/ David V. Politano
Name: David V. Politano Title: Managing Director

Agreed to, accepted and ratified by:

BLACKSTONE MORTGAGE TRUST, INC.,

a Maryland corporation, as Guarantor

By:	/s/ Douglas Armer
Name: Douglas Armer Title: Managing Director, Head of Capital Markets and Treasurer

Amendment Number One to Master Repurchase Agreement

MetLife/Blackstone